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                                                                  EXHIBIT (A)(4)


                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                            TRIANGLE PACIFIC CORP.
                                      AT
                         $55.50 NET PER SHARE IN CASH
                                      BY
                           SAPLING ACQUISITION, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                       ARMSTRONG WORLD INDUSTRIES, INC.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, JULY 17, 1998, UNLESS THE OFFER IS EXTENDED.


                                                                  June 19, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by Sapling Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Armstrong World Industries, Inc., a Pennsylvania corporation ("Parent"), to act as financial advisor and Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Triangle Pacific Corp., a Delaware corporation (the "Company"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 19, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 12, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer (together with any Shares tendered to the Purchaser pursuant to the Stock Tender Agreement (as defined in the Offer to Purchase)) such number of Shares, which would constitute at least a majority of the outstanding Shares of the Company (determined on a fully diluted basis), (ii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and (iii) the satisfaction or waiver of certain conditions to the obligations of the Purchaser and the Company to consummate the Offer and the transactions contemplated by the Merger Agreement.

  Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase, dated June 19, 1998;

    2. The Letter of Transmittal to be used by stockholders of the Company accepting the Offer;
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    3. The Letter to Stockholders of the Company from the Chairman and Chief
  Executive Officer of the Company, accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, or if such certificates and all other required documents cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase), or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 17, 1998, UNLESS THE OFFER IS EXTENDED.

  The Board of Directors of the Company has unanimously (with one member being absent) approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares) into the account maintained by the Depositary at the Depository Trust Company, (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or Book Entry Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If holders of Shares wish to tender shares, but it is impracticable for them to forward their Share certificates or other required documents on or prior to the Expiration Date (as defined in the Offer to Purchase) or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Neither the Purchaser nor the Parent will pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          J.P. MORGAN & CO.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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